                                  EXHIBIT 99.1

For Immediate Release

For more information contact:

Luther J. Nussbaum
Chairman and CEO
First Consulting Group
562-624-5221
lnussbaum@fcg.com

Chuck McBride
CFO
First Consulting Group
562-624-5200
cmcbride@fcg.com

          FIRST CONSULTING GROUP IMPLEMENTS RESCISSION PROGRAM FOR VICE
                              PRESIDENT STOCK LOANS

     - Program anticipated to reduce shares outstanding by approximately 1.8 million shares

     - Program not expected to result in any accounting charge nor any change to stockholders' equity

LONG BEACH, CALIF. (DECEMBER 14, 2000) -- First Consulting Group, Inc. (NASDAQ:
FCGI) announced that it is offering to rescind stock purchase transactions entered into by its vice presidents. Since 1994, FCG has required each of its vice presidents, including its executive officers, to purchase either one or two times their annual salary in FCG stock. Generally, vice presidents purchased shares directly from FCG, with FCG loaning the purchase amount to the vice president. This requirement was intended to be one method of aligning the interests of FCG's officers with those of shareholders.

RESCISSION PROGRAM

FCG has outstanding loans with 85 current and 16 former vice presidents, with the loans secured by FCG stock. Of the 101 participants, 73 (including the 16 former vice presidents) owe amounts to FCG in excess of the value of the shares purchased by those vice presidents. In October 2000, one of FCG's former vice presidents who has a loan balance in excess of the value of the vice president's shares filed a lawsuit against FCG challenging the enforceability of the stock purchase and loan transaction. This former vice president has alleged that FCG violated California law and public policy by requiring vice presidents to purchase stock as a condition of becoming a vice president.

In order to address these issues, FCG's Board of Directors has voted to eliminate any future stock purchase or holding requirements for its vice presidents and offered to rescind each stock loan transaction made by each current and former vice president. The rescission, if accepted by the vice president, will include 1) cancellation of the promissory note for the purchase price of the shares, 2) cancellation of the shares purchased with the proceeds of the promissory note and 3) refund of any principal payments made on the cancelled promissory note.

Luther Nussbaum, chairman and chief executive officer said, "The vice president stock purchase program and associated loans were created to provide our leaders the opportunity to participate in building equity through FCG stock appreciation. We believe that it is important to fully align the interests of key employees with those of all FCG shareholders. With the recent decline in our stock price, this program is working as a disincentive and we now have a former employee issuing a legal challenge. After a careful review of the law and our options to maximize retention of our key people, we decided it was in the best interest of all shareholders to remove the stock purchase requirement and rescind outstanding loans for those who choose to do so."

FINANCIAL STATEMENT EFFECTS

The effects of this announced program on the financial statements of FCG are anticipated to be:

     - Impact on cash: The stock sales were "cashless" transactions in which FCG primarily delivered newly issued shares of FCG common stock to the vice presidents, with the vice presidents signing promissory notes for purchase price of the shares. Since FCG will be refunding approximately $200,000 that was repaid against loans FCG expects will be rescinded, cash will be reduced by this amount.

     - Impact on total stockholder's equity: The promissory notes have been carried on FCG's consolidated balance sheets as an offset to equity. Accordingly, FCG's "Total stockholders' equity," as reported on the consolidated balance sheets, will not change other than to reflect the refund of the $200,000 in payments noted above.

     - Impact on income statement: FCG expects that it will not recognize any operating or one-time charge in connection with this rescission.

FCG estimates that, if all 73 of the current and former vice presidents who currently owe amounts in excess of the value of their shareholdings participate in the rescission program, FCG will cancel approximately $21.3 million in stock loans and retire 1.8 million shares of common stock, plus refund approximately $200,000 in loan repayments. FCG also estimates that, if all 28 current vice presidents who hold stock valued in excess of their loan balances retain their loans, those vice presidents will continue to hold 3.9 million shares of FCG stock with loan balances of $4.9 million. These shares represent 16.9% of the
23.2 million shares outstanding after completion of the rescission program.

ABOUT FIRST CONSULTING GROUP

First Consulting Group is a leading provider of information-based consulting, integration and management services for healthcare, pharmaceutical and other life sciences organizations in North America and Europe. The firm's services are designed to increase its clients' operations effectiveness, resulting in reduced costs, improved customer service, enhanced quality of patient care and the more rapid introduction of new pharmaceutical compounds. More information about FCG is available through the FCG World Wide Web site at www.fcg.com or by calling the toll free number 800-345-0957.

FORWARD LOOKING STATEMENTS

This release contains forward looking statements including (i) expectations regarding the number of vice presidents who will participate in the rescission program, (ii) expectations regarding the number of shares of stock and the amount of loans that will be cancelled in the rescission program, (iii) the number of shares of stock held by, and the amount of loans owed by, vice presidents following completion of the rescission program, and (iv) the accounting treatment of the rescission program. These forward looking statements involve known and unknown risks which may cause our actual results and performance to be materially different from the future results and performance stated or implied by the forward looking statements. Some of the risks you should consider include the following: (a) the unpredictable nature of each vice president's consideration of the rescission program; (b) uncertainty over the final accounting treatment for the rescinded loans; and (c) other risk factors referenced in our most recent Forms 10-K, 10-Q and other periodic reports filed with the Securities and Exchange Commission.